EXHIBIT 99.1

M E M O R A N D U M

To:	All Directors and Executive Officers of CH Energy Group, Inc.
From:	John E. Gould Executive Vice President & General Counsel
Re:	Trading Prohibitions/Fortis Merger
Date:	May 13, 2013

CHANGE IN SOX BLACKOUT PERIOD

On May 3, 2013, two Administrative Law Judges of the New York State Public Service Commission (the "Commission") issued a Recommended Decision and a Notice of Schedule for Filing Exceptions regarding their recommendation to the Commission with respect to the proposed acquisition by Fortis Inc. ("Fortis") of CH Energy Group, Inc. ("CH Energy") and its utility subsidiary, Central Hudson Gas & Electric Corporation ("Central Hudson").  The Recommended Decision is available on the Commission's website at www.dps.ny.gov.

The Recommended Decision is an advisory opinion that will be considered by the Commission in determining whether to approve the acquisition.  The Recommended Decision maintains that without modification of the terms of the Joint Proposal filed on January 25, 2013, the benefits of the acquisition are outweighed by perceived detriments remaining after mitigation.  Submissions responding to the Recommended Decision are due by May 17, 2013 with responses to submissions due by May 24, 2013.

CH Energy intends to participate together with Fortis in further proceedings and discussions with the Commission and other parties to gain approval of the acquisition.  While there can be no assurance that such approval will be granted, CH Energy believes that the concerns expressed in the Recommended Decision can be successfully resolved, and that the transaction is still expected to close during the second quarter of 2013.

As a result of the Recommended Decision and the Notice of Schedule for Filing Exceptions, the acquisition will not close on or about May 20, 2013 and the blackout period required by Section 306 of the Sarbanes-Oxley Act of 2002 ("SOX") and the SEC's Regulation BTR for directors and executive officers will not begin on May 15, 2013.

The revised notice set forth below assumes that the closing (the "Closing") of the transaction will occur on or about Monday, June 17, 2013 and that the blackout period will begin on June 12, 2013 at 4:00 p.m. Eastern Time.

Timing.  Approval by the Commission is the only remaining regulatory authorization necessary to complete the acquisition.  While no assurance can be given, CH Energy anticipates that the Commission will review and approve the transaction in the second quarter of 2013.  This notice is being sent at this time, despite not knowing the exact date for the Closing, in order to satisfy the SOX advance notice requirements.  All dates contained in this notice assume that the Closing will occur on or about Monday June 17, 2013.  If the Closing does not occur on or about that date, you will be provided with updated information regarding the actual date of the Closing.

This memorandum is to notify you that trading prohibitions required by Section 306 of the Sarbanes-Oxley Act of 2002 ("SOX") and the SEC's Regulation BTR must be imposed on directors and executive officers as described below.

The trading restrictions are a result of certain trading restrictions being placed on the CH Energy Group Stock Fund under the Central Hudson Gas & Electric Corporation Savings Incentive Plan ("SIP") to implement the Agreement and Plan of Merger between FortisUS Inc., Cascade Acquisition Sub Inc., CH Energy Group, Inc. ("CH Energy") and Fortis Inc. (the "Merger").

Under SOX, if SIP participants are restricted in making transactions with respect to the CH Energy Group Stock Fund under the SIP, then directors and executive officers generally must be restricted in making transactions with respect to CH Energy common stock, regardless of whether the director or executive officer is a participant in the SIP.

The SOX trading restrictions will not restrict the conversion of your CH Energy shares (and certain other CH Energy derivative securities) into cash by operation of law pursuant to the Merger.  Since you are already subject to SEC trading restrictions during the pre-Merger period, the SOX trading restrictions do not have any practical effect.

Blackout Period

The SOX trading restriction (i.e., "blackout") period for trading by directors and executive officers will commence at 4:00 p.m. Eastern Time on June 12, 2013, which is the date participants in the SIP are restricted from making transactions with respect to the CH Energy Group Stock Fund under the SIP.  The SOX blackout period will end with the Merger (i.e., when your CH Energy shares are converted to cash).  The foregoing dates are subject to change if the Merger does not occur on or about June 17, 2013.

I will contact you if there is any change to the above dates and information.

Trading Restrictions

During the SOX blackout period, you generally will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of CH Energy common stock or certain derivative securities, such as stock options, if you acquired such shares or derivative securities in connection with your service as a director or executive officer.

This prohibition is very broad.  It applies not only to shares of CH Energy common stock held under the SIP, but also to CH Energy common stock, options or other derivative securities that you acquired in connection with your service as a director or executive officer.  In this regard, any CH Energy security you sell or otherwise transfer is automatically treated as acquired in connection with your service as a director or executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC.

Please note that this trading prohibition also applies to certain of CH Energy's securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

Penalties

It is very important that you comply with this trading prohibition.  If you violate this trading prohibition, the SEC has the right to bring a civil or criminal enforcement action.  Moreover, if you realize a profit from the prohibited trade, CH Energy (or a security holder on CH Energy's behalf) may have the right to bring an action against you to recover the profit.  As a result, I ask that you first consult with me before you (or any family member or related entity) take any action with respect to CH Energy's common stock, options or other derivative securities during the SOX blackout period.

For questions regarding the SOX trading restrictions and blackout period, please feel free to contact me, at jgould@cenhud.com, 845.486.5566, or CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, NY 12601.

I appreciate your cooperation in this matter.

Sincerely,

/s/ John E. Gould

John E. Gould
Executive Vice President & General Counsel
CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, NY 12601
(845) 486-5566 Tel
(845) 486-5465 Fax
jgould@cenhud.com